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                                                                      Exhibit 21

                       Subsidiaries of Guest Supply, Inc.
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          Guest Supply, Inc. has the following subsidiaries:

          1.   Guest International, Ltd., an English corporation.

          2.   Guest Packaging, Inc., a New Jersey corporation.

          3.   Breckenridge-Remy Co., a Delaware corporation.

          4.   Guest International (Canada) Ltd., a Canadian corporation.

          5. Guest International New Zealand Limited, a New Zealand corporation.

          6.   Guest Distribution Services, Inc., a Delaware corporation.

          7.   McDonald Contract Sales, a Canadian Corporation

          8. Kapadia Enterprises, Inc., a California Corporation (merged into Breckenridge-Remy Co. in October 1999)